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                                                                   EXHIBIT 10.21

                     SENIOR MANAGEMENT EMPLOYMENT AGREEMENT

                                 BY AND BETWEEN

               CHINA NETCOM GROUP CORPORATION (HONG KONG) LIMITED

                                       AND

                                    [PARTY B]

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This Agreement is made and entered into on [-], 2004 by and between the following parties:

Party A: China Netcom Corporation Group (Hong Kong) Limited, with registered address at 59/F, Bank of China Tower, 1 Garden Road, Hong Kong ( "the Company"), and

Party B:[Name of Party B]( "Party B").

This Agreement aims at recording various provisions for Party B to serve the Company as a senior management officer

1     DEFINITIONS

1.1 Unless otherwise stipulated by this Agreement, the following terms have the meanings set out below in this Agreement:

      "Board of directors" refers to the directorate formed occasionally, or any individual or committee nominated by the directorate on behalf of it.

      "Employment" refers to the Employment as stipulated in this Agreement.

      "Group" refers to the Company, its final holding companies (as defined in the Companies Ordinance) or its subsidiary companies (as defined in the Companies Ordinance).

      "Group Company" refers to any member of the Group, and "All Group Companies" refers to all the members of the Group.

      "HKSE" refers to The Stock Exchange of Hong Kong Limited, and

1.2 Any Laws and regulations mentioned in this Agreement include any of its revisions or reformulations.

2     EMPLOYMENT PROVISIONS

2.1   Employment starts from [date].

2.2 Party B guarantees not to impede the commencement of his Employment or performance of his duties under this Agreement due to his duties or obligations to any other parties, whether out of contractual relationship or not.

2.3 [The renewed Employment of Party B with the Company starts from [date], ]or, [there is no past Employment between Party B and the Company, which could be calculated as renewed Employment.]

2.4 As limited by Item 8 (termination and resignation without notice), the Employment will be effective within three years ("term") as of the commencement date, unless any Party gives a notification in writing to the other Party to terminate the Employment not less than 60 days in advance.

3     THE DUTIES OF PARTY B

3.1 Party B shall be nominated as [position], or other senior management positions approved by the Board of directors, execute the authorities duly designated by the Board of directors from time to time, and fulfill other duties (if any). Party B should accept (or continue to perform) any positions reasonably assigned by the Board of directors, and obey the directions of the Board of directors, which include timely and fully reporting business, financial and other affairs he/she deals with in the Company or any other Group Companies. Party B shall exert all his powers to improve the Group's interest within the limits of his functions and completely fulfill his responsibilities within all his work time.

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3.2   Party B shall comply with the guidance and procedures of the Company occasionally issued or/and amended, including the Employment Brochure. Party B shall be working within the normal working hours and overtime while necessary to fulfill his/her obligations so as to meet the demand of the Board of directors. Party B shall not be paid for any of his extra work performed outside of regular working hours.

3.3 Party B shall accept any job assigned by the Board of directors for any other Group Company, no matter whether it may occupy any or all of his/her working hours. The duties of Party B for the Company prescribed in section
      3.1 also apply to his duties to the respective Group Company. The Company will also pay him/her salaries, benefits and compensations in light of the stipulations of this Agreement. Party B shall also accept that his/her Employment may be transferred to any other Group Company.

3.4 If any employee of any Group Company makes any mistake, Party B should immediately report to the Board of directors in full detail, provided that this misplay has a significant influence on the Employment of this employee or the interest and reputation of any Group Company.

4     THE INTEREST OF PARTY B

4.1 In addition to the interests prescribed in section 4.3, Party B shall immediately disclose in written form to the Board of directors all his interests [including those of his immediate relatives and all the interests of which Party B is the beneficiary], whether they are of commercial nature or not, in any activities, such as equity or directorship, except his/her interests in any other Group Company.

4.2 Within the Employment, Party B shall not be engaged or involved directly or indirectly in any activities similar or in competition with those of any Group Company, unless with the written approval of the Board of directors or on behalf of the Company.

4.3   Within the Employment, Party B shall not:

      4.3.1 Loan or accept loan from any clients of the Company or any other Group Company, or any individuals or organizations intending to do business with the Company or any other Group Company (except for loans made on the basis of voluntaries and negotiation for the normal business of the said individuals and organizations and on an arm's length basis); and

      4.3.2 Solicit, accept or retain any personal interest given by any clients of the Company or any other Group Company, or any individuals or organizations intending to do business with the Company or any other Group Company.

5     WORKING LOCATION

      Party B shall be working in the main office of the Company or any locations occasionally decided by the Company.

6     SALARY, BENEFIT AND COMPENSATION

6.1   SALARY

      The Company should pay []/month to Party B as his/her salary. The salary will be paid before or on the last working day of every month in the form of bank transfer.

6.2   THE LIMITATION OF SALARY

      The salary referred in section 6.1 include the payment Party B gets as stipulated in the Agreement from all Group Companies or other companies directly or indirectly held by any other Group Companies for assuming a directorship or a managerial position with all Group Companies or other companies directly

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      or indirectly held by any other Group Companies. Based on this, on the premise of not breaching any applicable restrictive provisions of the Employment Ordinance, Party B shall return to the Company any payment he received or let the Company deduct the above-mentioned amount from his/her salary. The amount to be returned or deducted shall not exceed the total amount of salaries, benefits and compensations set out in this Agreement.

6.3   DISCRETIONARY BONUS

      The Company has complete discretion to pay any bonus occasionally to Party
      B. [The Company could distribute all or part of the bonus in light of the provisions and conditions, including the decision to postpone the distribution of bonus or the confirmation of the qualification for receiving bonus, or the decision to pay all or part of the bonus in forms other than cash, including equities of the Company or any other Group Company, however subject to applicable laws and regulations and the approval of shareholders and/or HKSE (if required)]. However, Party B shall not in future years of Employment be in any expectation of the payment of such bonus or the amount of bonus according to any amount of bonus paid in any past year.

6.4   SHARE OPTION PLAN

      Party B is eligible to take part in an employee share option plan carried out by the Company or the Group (if applicable) on the premise of not infringing the stipulations of applicable laws and regulations and the rules and/or provisions of the program

6.5   HOUSING

      If eligible for the conditions occasionally decided by the Company, Party B shall enjoy the housing allowance in the amount of $HK [-] paid by the Company, or let the Company pay for his housing rent up to $HK [-] per month) together with all pertinent local taxes and administration fees thereby.

6.6   COMPANY CAR

      If eligible for the conditions occasionally decided by the Company, Party B will enjoy a car and a driver provided by the Company for his/her use (including business, social activities and family purposes), while such use shall be subject to the regulations occasionally made by the Company. The model and specifications of the car provided to Party B shall in the opinion of the Board of directors be commensurate to his/her position.

      6.6.1 The Company will:

            (i) pay for the maintenance fees, insurance, license fees, yearly examination charges, taxes, and

            (ii) reimburse all reasonable expenses incurred by Party B during the use of the car.

      6.6.2 Party B will:

            (i) make sure the car be kept under the state and conditions of usage demanded by the law;

            (ii) return the car immediately upon the termination of his/her Employment (for whatever reasons); and

            (iii) obey relevant regulations for use of company cars as stipulated by the Company.

6.7   CLUB MEMBERSHIP

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      With the approval of the Board of directors, the Company will pay the membership fee of Party B for joining certain business or entertainment clubs.

6.8   RETIREMENT PROGRAM

      As long as in accordance with the Mandatory Provident Fund ("MPF") regulations (if applicable) and in full compliance with occasionally amended trust agreement and any regulation on relevant programs, Party B is entitled to choose one of the programs related to MPF or other retirement programs, whichever should never fall out of the range specified by the Company.

6.9   MEDICAL INSURANCE

      If Party B is eligible for any qualification or other conditions demanded by insurance companies, the candidates of which are occasionally altered by the Company, and subject to the occasionally amended provisions and conditions of relevant policies, the Company will pay the individual health insurance fee for Party B and his/her wife/husband and children below [-] years old or in full-time education. The provisions and scale of accepting insurance should comply with the Company's regulations to be effective occasionally. Anyhow the Company reserves the right to repeal this benefit policy or amend its provisions at any time.

6.10  LIFE/INCOME LOSS INSURANCE

      If Party B is eligible for any qualification or other conditions demanded by insurance companies, the candidates of which are occasionally altered by the Company, and subject to the occasionally amended provisions and conditions of relevant policies, the Company will pay the relevant fee of life/income loss insurance for Party B. The provisions and scale of accepting insurance should comply with the Company's regulations to be effective occasionally. Anyhow the Company reserves the right to repeal this benefit policy or amend its provisions at any time.

6.11  VACATION

      Party B is given [-] days' paid vacation annually (exclusive of official public holidays in HK), upon prior approval of the Board of directors. For those with Employment less than one year, the paid vacation days should be counted proportionally. Unless the agreement is terminated for fatal misconduct by Party B or any conditions applying to 8.1, Party B should be compensated for the accumulated unused vacation time so far as prior to expiration date of his/her Employment.

7     EXPENSES

      According to occasionally released regulations on reimbursement, the Company will reimburse all the expenses reasonably incurred as Party B carries out his/her duties specified within this agreement.

8     EXPIRATION AND AGREEMENT TERMINATION

8.1 The Company will terminate the Employment agreement without any prior notice or payment in lieu of notice under circumstances listed as follows:

      8.1.1 Party B intentionally act against any legal and reasonable instructions by the Board of directors; or

      8.1.2 Modes of conduct of Party B appears not to accord with the diligence and loyalty requirements in terms of his/her responsibilities and duties;

      8.1.3 Party B bears fraudulence or dishonest conduct; or

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      8.1.4 Party B neglects his/her responsibilities and duties all along; or

      8.1.5 Party B is forfeited of his/her civil act capacity or goes bankrupt; or

      8.1.6 Party B is penalized with criminal punishment anyplace or in any country/region (exclusive of venial traffic violation) or is remiss of his/her duties;

      8.1.7 Party B violates any regulations specified within this agreement.

      8.1.8 Any other situations that could entitle the Company to decide on termination of the agreements with Party B without any prior notice according to Employment Ordinance or common law.

8.2   This agreement can be expired for reasons listed as follows:

      8.2.1 The period of validity of this agreement is expired;

      8.2.2 Both parties agree to terminate this agreement prior to the expiration date;

      8.2.3 Only if Party B fails to perform his/her duties due to illness, injury or accident for more than 3 months in continuance or over 90 days within any 52 consecutive weeks, the Company can terminate this agreement by issuing an official notice one month ahead of implementation; or

      8.2.4 Provided that the Company or Party B delivers to the other Party a written notice no less than 60 days ahead of agreement expiration, or pays the other Party the payment in lieu of notice for 60 days, this agreement can be thus expired.

8.3 The Company at any time reserves the rights to investigate any issues directly or indirectly involving or related to Party B for any reasonable period, during the time of which the Employment and duties of Party B would be suspended, and salary will be stopped.

8.4 At the end of Employment, the Company will deduct any expenses that Party B owed any Group corporations from the termination fare payable to Party B prior to the Employment expiration date, on condition that the Company does not violate any terms applying to Employment Ordinance.

9     INTELLECTUAL PROPERTY RIGHT

9.1 Anytime during Employment with the Company or the Group, if Party B independently or jointly develops, discovers any intellectual property that related to the Company or Group`s business or any intellectual property that can be used for that business, Party B must immediately disclose the detail information of this intellectual property to the Company or Group, and the Company or Group is the sole owner of aforementioned intellectual property. Under the situation that the Company or Group covers proper cost, per the Company and Group's request, Party B must immediately provide all the resource documents, include but not limited to, data, diagram, and all necessary help, so the Company or Group can utilize this intellectual property timely and conveniently. During the Employment and after the termination of the Employment, Party B should take all necessary steps to help transfer all the rights, ownership and interests that Party B has in this intellectual property to the Company or Group or somebody appointed by the Company or Group, and help to get the proper protection for this intellectual property at anywhere in the world specified by the Company or Group and help transfer all the rights protected to the Company or Group or somebody appointed by the Company or Group. Party B agrees to give up any right and ownership relate to this intellectual property; if the right or ownership can not be given up, Party B agrees not to claim this ownership or right to the Company or Group or its' heirs, beneficiaries and people authorized by the Company or Group.

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10    CONFIDENTIALITY

10.1 In this agreement, "Confidential Information" refers to any and all confidential and/or exclusive knowledge, resource or information, including but not limited to finance, investment, budget, business plan, marketing strategy, human resource, business negotiation, products, technological process, excusive technology, design, creative ideas, data, program together with any other related exclusive material that processed by the Company or Group company, any affiliated entity, investors and partners.

10.2 Without prejudice to the common law duties that Party B owes to the Company, Party B agrees that he/she will not (unless properly conducting his/her responsibilities or duties) or utilize anybody to disclose any business secret or confidential information to any parties. This restriction will remain effective without expiration even after the termination of the Employment. This restriction will not apply to those published confidential information that not through unauthorized disclosure by Party B. Party B will do his/her best to prevent unauthorized utilization or disclosure of such confidential information of the Company.

10.3 During the Employment, it's easy for Party B to access the business secrets and confidential information that belongs or related to all other Group Companies and people. He/she should apply the proper conduct for that confidential information to term 10.2, and after the necessary amendment for such term. Upon request of the Company, Party B will reach the agreements with any other Group Companies and people, which will be effected by complying with term 10.2 and its necessary amendments.

11    RETURNING COMPANY PROPERTIES

11.1 During Employment (upon request of Party A) or when Employment is terminated, Party B should return all the documents and other materials (original or copy) that produced, collected or received during Employment. This includes all the documents and other materials that related to Party A or any other Group Companies, and any other company properties that controlled or processed by Party B. Party B cannot keep any copies of information or documentations.

12    RESTRICTION AFTER TERMINATION OF EMPLOYMENT

12.1  in this term:

      "Forbidden area" refers to the People's Republic of China (including the Hong Kong Special Administrative Region)

      "Termination date" refers to the Employment termination date and

      "Restriction period" refers to 6 month after the Termination date

12.2 Party B is likely to have easy access to the Group's commercial secrets and confidential information during his/her Employment, and personal understanding of and influence over the customers, clients and employees of the Group, in order to protect the interests of the Company, Party B agrees to make and to be bound by the following commitments:

      12.2.1 NON-COMPETITION

            During the Restriction period [and in the Forbidden area], Party B will not be employed in any business that is or will be competing with any business the Company [or any other Group Companies] is engaged at the Termination date in terms of geographical location or any other areas, nor will he, for his personal benefits or that of any others, undertake directly or indirectly any stated business that is or will be competing with any business the Company [or any other

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            Group Companies] is engaged at the Termination date in terms of geographical location or any other areas or serve as the director of these businesses. [As a precondition, Party B has substantially connected with or involved in the business any time in the 12 months before the Termination date];

      12.2.2 NO SOLICITATION OF CUSTOMERS

            During the Restriction period, Party B will not, whether on his own behalf or on behalf of others or in alliance with others, compete directly or indirectly with the Company by soliciting or enticing any persons that used to be the customer or client of the Company or any other Group Companies (as applicable) at any time 12 months before the Termination date or in light of trade practices, making use of any confidential information he had possessed or his personal connections with related customers or businesses, or connections with the employees that used to report to him;

      12.2.3 NO BUSINESS RELATIONS WITH CUSTOMERS

            During the Restriction period, Party B will not, whether on his own behalf or on behalf of others or in alliance with others, compete directly or indirectly with the Company [or any other Group Companies] (as applicable), and have business transactions with any persons that used to be the customer or client of the Company or any other Group Companies at any time during the 12 months before the Termination date or in light of trade practices, or take them as clients, making use of any confidential information he had possessed or his personal connections with related customers or businesses of the Company [or any other Group Companies] (as applicable);

      12.2.4 NO SOLICITATION OF SUPPLIERS

            During the Restriction period, Party B will not, whether on his own behalf or on behalf of others or in alliance with others, and whether directly or indirectly, compete with the Company [or any other Group Companies] by soliciting or enticing any persons that had negotiated with the Company [or any other Group Companies] about the provision of products or services [6] months before the Termination date whether as the customer, client, supplier, agent or as the distributor of the Company, making use of any confidential information he had possessed or his personal connections with related customers or businesses;

      12.2.5 NO BUSINESS RELATIONS WITH SUPPLIERS

            During the Restriction period, Party B will not, whether on his own behalf or on behalf of others or in alliance with others, and whether directly or indirectly, compete with the Company [or any other Group Companies], and conduct business with any persons that had negotiated with the Company [or any other Group Companies] about the provision of products or services during the [6] months before the Termination date whether as the customer, client, supplier, agent or as the distributor of the Company, or take them as clients, making use of any confidential information he had possessed or his personal connections with related customers or businesses;

      12.2.6 NO SOLICITATION OF EMPLOYEES

            During the Restriction period, Party B shall not, whether on his own behalf or on behalf of others or in alliance with others, and whether directly or indirectly, entice or attempt to entice any persons that are the employees, senior employees, directors, executives, agents, consultants or managers of the Company [or any other Group Companies] before the Termination date, or any persons that used to be the employees, senior employees, directors, executives, agents, consultants or managers of the Company or any other Group Companies any time during the 6

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            months before the Termination date, or any persons that Party B had worked closely with during the said period, to leave the Company [or any other Group Companies].

12.3 Each paragraph under section 12.2 constitutes a fully severable and independent commitment. Should one of them become invalid, the validity and enforceability of the remaining commitments will not be impaired.

12.4 After the Termination date, Party B shall not in whatever ways claim any associations with the Company [or any other Group Companies] unless with the approval from the said company.

12.5 Subject to section 11, any interests given or considered to be given by Party B to any Group Companies shall be accepted and held by the Company on behalf of the relevant Group Companies. Upon request from the Company, Party B shall reach appropriate restrictive agreements directly with other Group Companies.

13    DIRECTORSHIP

13.1 The directorship of Party B in the Company or any other Group Companies is governed by the Articles of Association of the relevant company (which is subject to amendment whenever necessary). In case of any conflicts between any term of the Agreement and that of the Articles of Association, the Articles of Association shall prevail.

13.2 If required by the Board of directors, he/she should resign from any positions he/she assumed with any Group Companies.

13.3 The termination of any of Party B's directorships or other positions with any Group Companies does not constitute the termination of Party B's Employment with the Company or the Company's violation of the provisions under the Agreement.

13.4 During his/her Employment, Party B shall not commit any dealing that would deprive his qualification to continue his directorship with any Group Companies according to the laws and regulations of Hong Kong and other areas, or the Company charter and Articles of Association or pertinent corporate organizational documents of relevant Group Companies.

13.5 Party B shall not resign his directorship with any Group Companies without approval from the Board of directors.

14    RESTRUCTURING OF THE COMPANY

14.1 Party B shall not claim compensation from the Company in the following cases:

      14.1.1 Termination of Employment due to reorganization, liquidation, consolidation or merger with other companies of the Company, and any internal restructuring within the Company or Group; and

      14.1.2 Party B receives any new Employment offer from any other Group Companies or the foresaid surviving companies after reorganization, liquidation, consolidation, merger or restructuring; and

      14.1.3 For Party B, the provisions of the new Employment offer given to him will basically not be inferior to those of this Agreement.

14.2 This provision does not generate any obligations for any Group Companies or their successive companies to give an Employment offer to Party B in the cases stipulated in section 14.1.

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15    NOTICES

15.1 All notices required to be delivered pursuant to this Agreement shall be delivered by post or via fax. Notices for the Company should be delivered to the Company's registered office address at the time the notice is given. Notices for Party B may be delivered personally or sent to his last known address.

15.2 Except for personally delivered notices, other notices sent by post or via fax shall be deemed to have been duly served on the person concerned.

16    INDEMNIFICATION CLAUSES

16.1 Subject to compliance with Party A's Articles of Association, Party B is may be indemnified with the Company for all the costs, charges, expenses, losses, and debts incurred by performing duty for the Company's assets or any company business related activities; Party B bears no responsibility for any acts, income, negligence or mistakes of any directors and senior officers of the Company; or when other directors purchase or acquire properties for the Company or representing Company to purchase or acquire properties, or their flaws and errors that lead to the loss of Company's property or incurrence of the costs; or when using Company's fund to purchase securities, the flaws and errors that lead to loss of property or compensation for the damage; or due to the bankruptcy of the person who holds company's trust fund, security, and property, or unable to meet payment or intrusion that lead to the loss of property or compensation for the damage; or any misjudgement, no action, negligence and mistakes that lead to the loss of the Company properties; or any loss, compensation for damage and misfortune occurred when perform work for Company businesses and any activities relate to Company businesses. (save to the extent caused by dishonesty of the Party B)

17    CONFIDENTIALITY OF PERSONAL DATA

      The Company and other relevant Group Corporations may collect and keep personal data of Party B, may use these data for all matters in connection with the Employment of Party B, and may pass these data to other relevant Group Companies and/or HKSE, The Securities and Futures Commission of Hong Kong and/or other governing agencies (including those outside Hong Kong) for any purposes in connection with the Employment with High Management Personnel Party B. The personal data mentioned here is provided in ANNEX 1.

18    MISCELLANEOUS

18.1 Amendment to the Agreement can only be made with approval of both Parties in written form.

18.2  Party B is prohibited from assigning the Agreement to any other person.

18.3 Under the Agreement, any benefit that Party B offered or being deemed as offered to any other entity outside the Company, is received by the Company, and the Company entirely possesses the benefit on behalf of this entity.

18.4 The Agreement supercedes all previous communications both in written and verbal forms in relation to the matters dealt with in it. Party B acknowledges that he/she signs the Agreement without being induced by any representation, warranty or undertaking that was not expressly described in the Agreement. Party B agrees and acknowledges that he/she can request the rights and claims in connection with the representation, warranty or undertaking in connection with the Agreement, is only limited to breach of the terms of the Agreement (unless these representation, warranty or undertaking were fraudulent), without any concern of any other right and claim (including statutory infringement claim).

18.5 If any clause (or any part of specific clause) in the Agreement is invalid or unenforceable, the enforceability and validity of the remaining clauses (or remaining parts of specific clause) will not be

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      influenced, and other clauses (or remaining parts of specific clause) will remain entirely valid, as if the invalid or unenforceable clause/part of specific clause has been removed.

18.6  Neither Party's rights and powers under the Agreement will be affected:

      18.6.1 If one Party delays in enforcing any provision of the Agreement; or

      18.6.2 If one Party grants extension of time to the other Party.

18.7 If any Party agrees to give up his/her rights in accordance with this agreement, then this must be made in written form and signed by him/her to become valid. Agreement to waive any breach by either Party of any clause or condition of the Agreement will not be treated as a waiver of any subsequent breach of the same or different term or conditions.

18.8 The Agreement herein is governed and will be interpreted in accordance with the laws of the Hong Kong Special Administrative Region of the People's Republic of China ("Hong Kong"). Any claim or dispute in connection with the Agreement should be submitted by the relevant Party to the non-exclusive jurisdiction of Hong Kong courts for settlement.

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Signature page

CHINA NETCOM GROUP CORPORATION (HONG KONG) LIMITED

By:_____________________________________________
Legal Representative or Authorized Representative

[NAME OF PARTY B]

By:______________________________________________
Legal Representative or Authorized Representative

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ANNEX 1

According to the "Hong Kong Privacy Ordinance", the following information of the officer are provided:

The officer will be requested to provide his/her personal data in connection with his/her Employment. All of the personal data of the officer (whether provided by officer himself/herself or other person, and whether provided prior to or after signing the Agreement), should be used by the Company and/or other Group Companies, and/or any individual licensed by the Company during the processes of implementing business of the Company or the Group.

All of the personal data of the officer (whether provided by officer himself/herself or other person, and whether provided prior to or after signing the Agreement), can be used for below purposes:

(a) all matters concerning the Employment of the officer, including salary, welfare, management, transfer and other work-relevant matters;

(b)   delivery of above mentioned information to non-Hong Kong areas;

(c) any purpose in accordance with laws, regulations, court order or order of other governing institutions.

In general, unless under specific circumstance whereby the Company is eligible of exemption, the officer owns rights listed as below:

(a) request to obtain the personal data of the officer after the personal data has been provided for reasonable time;

(b) request of corrections to the inaccurate part among the officer's personal data; and

(c) request explanation if the requests of above obtaining and correcting is refused.

Any request for obtaining and/or correcting above personal data should be sent to the address of [HUMAN RESOURCE MANAGER/RESPONSIBLE PERSONNEL NAME].

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